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Walgreen Co. Corporate Communications  ● 200 Wilmot Road ● Deerfield, Ill. 60015 ● (847) 914-2500

Media Contact:    Michael Polzin, 847-914-2920
Investor Contact:  Rick Hans, CFA, 847-914-2385

FOR IMMEDIATE RELEASE	http://news.walgreens.com

Walgreen Co. Reports Fourth Quarter 2009 Earnings of 44 Cents Per Diluted Share; Results Include 3 Cents Per Diluted Share of Restructuring Costs

•	Fourth quarter sales increase 7.6 percent to record $15.7 billion; fiscal 2009 sales reach record $63.3 billion
•	Cash flow from operations for fiscal 2009 increases 35 percent to record $4.1 billion

DEERFIELD, Ill., Sept. 29, 2009 – Walgreen Co. (NYSE, NASDAQ: WAG) today announced earnings and sales results for the fourth quarter and fiscal year 2009.

Net earnings for the quarter ended Aug. 31 were $436 million or 44 cents per diluted share, including the impact of 3 cents in costs and 7 cents in savings associated with the company’s Rewiring for Growth initiative. This reflects a 1.5 percent decrease from $443 million or 45 cents per diluted share, in the same quarter a year ago. Last year’s quarter included the benefit of a vacation accrual adjustment of $79 million, or 5 cents per diluted share.

Net earnings for fiscal 2009 were $2.01 billion or $2.02 per diluted share, including the impact of 16 cents in costs and 16 cents in savings associated with the Rewiring for Growth initiative. This reflects a 7.0 percent decrease from last year’s $2.16 billion or $2.17 per diluted share.

Cash flow from operations increased 55 percent to $852 million for the quarter and 35 percent to $4.1 billion for the year. Drugstore performance, including improved working capital, was the key driver.

“We posted solid fourth quarter results, while continuing to advance one of the most important strategic and operational transformations in our company's history,” said Walgreens

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President and CEO Greg Wasson, “and we’ve done this while navigating through the most severe economic downturn in decades.  Despite the tough environment, we’ve maintained our financial flexibility to invest in the right opportunities, while enhancing our relevancy to customers.”

Sales increased 7.6 percent to a record $15.7 billion for the fourth quarter and 7.3 percent to a record $63.3 billion for the year. Total sales in comparable stores (those open more than a year) were up 2.4 percent in the quarter, while front-end comparable drugstore sales declined 1.4 percent in the quarter.

Prescription sales, which accounted for 66.5 percent of sales in the quarter, climbed 9.0 percent, while prescription sales in comparable stores increased 4.5 percent. Walgreens filled 9.1 percent more total prescriptions in this year’s fourth quarter versus the year-ago quarter. That includes a benefit of 1.4 percentage points due to more patients filling 90-day prescriptions. The company exceeded by 5.0 percentage points the industry-wide prescription growth rate, excluding Walgreens, as reported by IMS.

Strong cost control continues, more focused growth begins

Selling, general and administrative expense dollars for the fourth quarter grew 9.6 percent over the year-ago period. This includes 2.6 percentage points due to last year’s vacation accrual adjustment and 0.9 percentage points for Rewiring for Growth costs. Total expense growth was partially offset by savings from Rewiring for Growth, primarily in store payroll.

“We’ve relentlessly reduced costs and focused on productivity gains while continuing to execute well on our strategies,” said Wasson. “Our Rewiring for Growth initiative remains on track to deliver $1 billion in pre-tax cost savings by 2011.”

In the fourth quarter, the company opened 149 new drugstores compared with 162 in the third quarter and 199 in the year-ago quarter. Walgreens expects organic store growth of between 4.5 and 5 percent in fiscal 2010 and between 2.5 and 3 percent annually beginning in 2011. In fiscal 2009, Walgreens added a net gain of 554 new drugstores, including 70 acquisitions. As of Aug. 31, the company operated 6,997 stores in 50 states, the District of Columbia and Puerto Rico versus 6,443 a year ago.

Walgreens will officially celebrate the opening of its 7,000th store in Brooklyn, N.Y., on Oct. 1. With 7,042 stores currently in operation, Walgreens has more drugstores than any other chain in the nation.

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“We’re now balancing the pace of new store openings with other growth opportunities,” said Wasson. “We’re determined to grow market share through continued organic store growth, increased comparable sales and pharmacy file buys. We’ll also continue evaluating potential acquisitions that reinforce our core strategies.”

Gross profit margins increased 0.1 percentage points versus the year-ago quarter to 27.7 as a percent to sales. This includes a LIFO provision of $48 million in this year’s quarter versus a provision of $24 million in last year’s fourth quarter. Helping overall margins was an increase in retail pharmacy margins as a result of the impact of generic drug sales. Negatively impacting margins were non-retail businesses, front-end product mix, a higher LIFO provision and Customer Centric Retailing markdowns.

Other fourth quarter highlights

Progress continued during the quarter on Walgreens strategies to leverage the best store network in America, enhance the customer experience and drive cost reduction and productivity gains.

Based on positive results from its 35 Customer Centric Retailing (CCR) test stores, Walgreens is now rolling out the format in 400 stores in Texas, which will be completed this fall. The CCR format rollout will continue in additional markets after the holiday season. The company expects the new format to improve sales, take work out of stores, reduce capital deployed and provide a better customer experience.

Walgreens also has enhanced the customer experience with the relaunch of Walgreens.com.  The Web site offers new convenience features, product merchandising, integrated health content and a new mobile version.  The site currently features seven Health Shops that bring together products, services and the latest news and information on allergies, diabetes, flu, heart health, blood pressure, weight loss and pregnancy.

In August, Walgreens announced a new agreement with Caterpillar, Inc., to offer a direct relationship for the purchase of prescription drugs using a proprietary, transparent pricing model, which is expected to help Caterpillar reduce its overall pharmacy costs.

“This is an example of how we’re going direct to employers and managed care organizations as a provider of pharmacy and health and wellness services,” said Wasson. “We’ve enabled this strategy by building a platform of 7,000 drugstores, a specialty pharmacy and home infusion network, and worksite health centers and retail clinics.”

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On the frontlines of health care

With 68,000 of the nation’s most trusted and accessible health professionals, Walgreens can play a growing role in government and employer efforts to control escalating health care costs. The company is well-positioned to support prevention and management of chronic disease through its greater emphasis on health and wellness services.

“Walgreens is ideally situated to help,” said Wasson. “The health care needs created by the seasonal flu and H1N1 pandemic are examples of how we’re positioned on the frontlines of health care to help millions of Americans stay well.  We have nearly 16,000 pharmacists and Take Care nurse practitioners licensed or certified to administer immunizations, more than any other retailer in the country.”

Walgreens will hold a one-hour conference call to discuss the fourth quarter and fiscal year results beginning at 8:30 a.m. eastern time today, Sept. 29. The conference call will be simulcast through Walgreens investor relations Web site at: http://investor.walgreens.com. A replay of the conference call will be archived on the Web site for 12 months after the call. A podcast also will be available on the investor relations Web site.

The replay also will be available from 11:30 a.m. eastern time, Sept. 29 through Oct. 6 by calling 888-203-1112 within the U.S. and Canada, or 719-457-0820 outside the U.S. and Canada, using replay code 2499110.

This news release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Investors are referred to the “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recent Form 10-K, which Note is incorporated into this news release by reference.

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(UNAUDITED)
(In Millions, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
	2009	2008	2009	2008

Net sales	$15,703	$14,597	$63,335	$59,034

Cost of sales (1)	11,357	10,562	45,722	42,391
Gross Profit	4,346	4,035	17,613	16,643
Selling, general and administrative expenses	3,644	3,324	14,366	13,202
Operating Income	702	711	3,247	3,441

Interest expense, net	23	7	83	11

Earnings Before Income Tax Provision	679	704	3,164	3,430
Income tax provision	243	261	1,158	1,273
Net Earnings	$436	$443	$2,006	$2,157
Net earnings per common share:
Basic	$.44	$.45	$2.03	$2.18
Diluted	$.44	$.45	$2.02	$2.17

Dividends declared	$.1375	$.1125	$.4750	$.3975

Average shares outstanding	991.5	989.8	990.0	990.6
Dilutive effect of stock options	1.7	2.6	1.3	4.9
Average shares outstanding assuming dilution	993.2	992.4	991.3	995.5

	Percent to Sales

Net sales	100.0%	100.0%	100.0%	100.0%

Cost of sales	72.3	72.4	72.2	71.8
Gross margin	27.7	27.6	27.8	28.2
Selling, general and administrative expenses	23.2	22.8	22.7	22.4

Interest expense, net	.2	-	.1	-

Earnings before income tax provision	4.3	4.8	5.0	5.8
Income tax provision	1.5	1.8	1.8	2.1
Net earnings	2.8%	3.0%	3.2%	3.7%

(1) Fiscal 2009 fourth quarter includes a LIFO provision of $48 million versus $24 million in the previous year.
      Fiscal 2009 twelve months includes a LIFO provision of $172 million versus $98 million in the previous year.

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED AND SUBJECT TO RECLASSIFICATION)
(In Millions)

	August 31,	August 31,
	2009	2008
Assets
Current Assets:
Cash and cash equivalents	$2,087	$443
Short-term investments	500	-
Accounts receivable, net	2,496	2,527
Inventories	6,789	7,249
Other current assets	177	214
Total Current Assets	12,049	10,433
Non-Current Assets:
Property and Equipment, at cost, less accumulated depreciation and amortization	10,802	9,775
Goodwill	1,461	1,438
Other non-current assets	830	764
Total Non-Current Assets	13,093	11,977
Total Assets	$25,142	$22,410
Liabilities and Shareholders' Equity
Current Liabilities:
Short-term borrowings	$15	$83 884.2
Trade accounts payable	4,308	4,289
Accrued expenses and other liabilities	2,406	2,272
Income taxes	40	-
Total Current Liabilities	6,769	6,644
Non-Current Liabilities:
Long-term debt	2,336	1,337
Deferred income taxes	265	150
Other non-current liabilities	1,396	1,410
Total Non-Current Liabilities	3,997	2,897

Shareholders' Equity	14,376	12,869

Total Liabilities and Shareholders' Equity	$25,142	$22,410

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED AND SUBJECT TO RECLASSIFICATION)
(In Millions)
	Twelve Months Ended
	August 31,	August 31,
	2009	2008

Cash flows from operating activities:
Net earnings	$2,006	$2,157
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation and amortization	975	840
Deferred income taxes	260	(61)
Stock compensation expense	84	68
Income tax savings from employee stock plans	1	3
Other	12	11
Changes in operating assets and liabilities -
Accounts receivable, net	6	(365)
Inventories	533	(412)
Other assets	7	(24)
Trade accounts payable	11	550
Accrued expenses and other liabilities	66	84
Income taxes	105	80
Other non-current liabilities	45	108
Net cash provided by operating activities	4,111	3,039

Cash flows from investing activities:
Purchases of short-term investments – held to maturity	(2,600)	-
Proceeds from sale of short-term investments – held to maturity	2,100	-
Additions to property and equipment	(1,927)	(2,225)
Proceeds from sale of assets	51	17
Business and intangible asset acquisitions, net of cash received	(405)	(620)
Net proceeds from corporate-owned life insurance policies	5	10
Net cash used for investing activities	(2,776)	(2,818)

Cash flows from financing activities:
Net payments from short-term borrowings	(70)	(802)
Net proceeds from issuance of long-term debt	985	1,286
Payments of debt	-	(28)
Stock purchases	(280)	(294)
Proceeds related to employee stock plans	138	210
Cash dividends paid	(446)	(376)
Other	(18)	(29)
Net cash provided by (used for) financing activities	309	(33)

Changes in cash and cash equivalents:
Net increase in cash and cash equivalents	1,644	188
Cash and cash equivalents at beginning of year	443	255
Cash and cash equivalents at end of year	$2,087	$443

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